EXHIBIT 11


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)

                                         Three Months Ended Sept. 30,  Six Months Ended Sept. 30,
                                         ----------------------------  --------------------------
                                               1997         1996            1997          1996
                                              ------       ------          ------       ------

Earnings Applicable to Common Stock          $ (3,101)     $  (418)      $  22,673     $ 27,070
     Debenture Interest Less Taxes                115          124             345          371
                                             --------      -------        --------     --------
Net Income Available for Fully-Diluted
     Common Stock                            $ (2,986)     $  (294)       $ 23,018     $ 27,441
                                             ========      =======        ========     ========


Average Common Shares Outstanding              22,734       22,435          22,662       22,351

     Stock Options                                 45           31              45           27
     Convertible Debentures                       522          562             522          562
                                             --------      -------        --------     --------
Fully-Diluted Common Shares                    23,301       23,028          23,229       22,940
                                             ========      =======        ========     ========

Fully-Diluted Earnings per Share of
 Common Stock                                  $(0.13) *    $(0.01) *        $0.99        $1.20
                                             ========      =======        ========     ========

*  Anti-dilutive